Exhibit 10.9

FPIC Insurance Group, Inc.

Executive Incentive
Compensation Plan

Summary of 2007 Implementation Guide

Plan Description
Under this plan, the Compensation Committee of the holding company board will establish performance measures and goal weightings for each year based on synergies and desired focus. The performance measures will be both quantitative and qualitative in nature.

Performance Components
Corporate financial measures will be based on corporate relevant metrics and operating subsidiary (SBU) measures will be based on SBU relevant metrics. Certain senior executives of each SBU, including its CEO, will have a portion of their incentive compensation tied to corporate performance given the high degree of synergy with corporate objectives.

The following performance component weights will apply to the Company’s executive officers for 2007:

Tier	Corporate	SBU	Individual
Holding Co. - CEO/CFO	100%	-	-
SBU - CEO	45%	35%	20%

Performance Targets
Specific targets will be established on an annual basis for each performance component and will be evaluated on a sliding scale ranging from 50% of the bonus opportunity to 150% of the bonus opportunity. Any measure falling below the 50% level will reduce the related bonus opportunity to 0%.

Individual Target Bonuses
Target bonuses for the following executive officers will be as follows (as a percentage of 2007 base salary):

Tier	Target Bonus (as % of base salary)
Holding Co. - CEO	100%
Holding Co. - CFO	50%
SBU - CEO	50%